AMENDMENT NO. 1
TO
TAX BENEFITS PRESERVATION PLAN

Amendment No. 1, dated as of August 31, 2015 (this “Amendment”), to the Tax Benefits Preservation Plan, dated as of September 25, 2012 (the “Plan”), between HomeTrust Bancshares, Inc., a Maryland corporation (the “Company”), and Computershare Trust Company, N.A., as successor rights agent to Registrar and Transfer Company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to the Plan;

WHEREAS, Section 27 of the Plan provides that prior to the Distribution Date (as defined in the Plan), the Company may supplement or amend the Plan without the approval of any holders of Right Certificates (as defined in the Plan) to make any provision with respect to the Rights (as defined in the Plan) which the Company may deem necessary or desirable;

WHEREAS, the Distribution Date has not yet occurred; and

WHEREAS, the Company has deemed it desirable to amend the Plan as set forth below.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Amendments.

(a)    Clause (vi) of the definition of “Expiration Date” in Section 1(a)(m) of the Plan is amended in its entirety to read as follows:

“(vi) the Close of Business on August 31, 2016, unless Amendment No. 1, dated as of August 31, 2015, to the Plan is approved by the Company’s stockholders at a meeting of stockholders duly held prior to August 31, 2016.”

(b)    The definition of “Final Expiration Date” in Section 1(a)(n) of the Plan is amended in its entirety to read as follows:

“ “Final Expiration Date” shall mean the Close of Business on August 31, 2018; provided that if a Shares Acquisition Date occurs fewer than thirty (30) days prior to such date, then the Final Expiration Date shall be the date that is thirty (30) days after the Shares Acquisition Date.”

(c)    The definition of “Purchase Price” in Section 1(a)(r) of the Plan is amended in its entirety to read as follows:

“ “Purchase Price” shall mean the price (subject to adjustment as provided herein) at which a holder of a Right may purchase 1/1,000th of a Preferred Share (subject to adjustment as provided herein) upon exercise of a Right, which price shall be $22.63.”

(d)    Section 3 of the Plan is hereby amended to delete the second sentence thereof in its entirety and replace it with the following:

“The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent setting forth the respective duties of the Rights Agent and any co-Rights Agent, and, upon acceptance of such appointment by a co-Rights Agent, the provisions of this Plan applicable to the Rights Agent shall be deemed also to apply to such co-Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agents.”

(e)    The form of legend appearing in Section 4(c) of the Plan is amended so that the reference therein to “Registrar and Transfer Company” is replaced with “Computershare Trust Company, N.A.”

(f)    Section 20(c) of the Plan is hereby amended to add the following language to the end thereof:

“Notwithstanding anything in this Plan to the contrary, in no event will the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.”

(g)    Section 21 of the Plan is hereby amended to add the following language to the end thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates (other than as a result of a transaction described in the first sentence of Section 19 hereof involving the Rights Agent), the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Plan as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

(h)    The address for the Rights Agent appearing in Section 26 of the Plan is amended to read as follows:

“Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attention: Client Services”

(i)    Section 32 of the Plan is amended in its entirety to read as follows:

“SECTION 32.    GOVERNING LAW. This Plan, any amendment hereto (except as otherwise provided therein) and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state, without regard to any conflicts of laws principles thereof, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to any conflicts of laws principles thereof.”

(j)    The Plan is amended to add in the following new Section 35:

“SECTION 35.     FORCE MAJEURE. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

(k)    The form of Right Certificate contained in Exhibit B to the Plan is amended so that the references therein to “Registrar and Transfer Company” are replaced with “Computershare Trust Company, N.A.” and the reference therein to “$16.14” is replaced with “$22.63.”

(l)    The “Summary of Terms” contained in Exhibit C to the Plan is amended so that the reference therein to “$16.14” is replaced with “$22.63.”

2.    Effect of this Amendment.  It is the intent of the parties that this Amendment constitutes an amendment of the Plan as contemplated by Section 27 thereof.  Except as expressly provided in this Amendment, the terms of the Plan remain in full force and effect.

3.    Counterparts.  This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4.    Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.    Descriptive Headings.  The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

HOMETRUST BANCSHARES, INC.

By:	/s/ Tony J. VunCannon
Name:	Tony J. VunCannon
Title:	Executive Vice President, Chief Financial Officer, and Treasurer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration

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